EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INNERWORKINGS, INC.

Steven E. Zuccarini hereby certifies that:

ONE: The original name of this company was InnerWorkings, LLC, the original formation date of this company was September 26, 2001 and the company converted to a corporation under the name InnerWorkings, Inc. on January 3, 2006.

TWO: He is the duly elected and acting President of InnerWorkings, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

The name of this company is InnerWorkings, Inc. (the “Corporation”).

II.

The address of the registered office of this Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Zip Code 19808, and the name of the registered agent of this Corporation in the State of Delaware at such address is Lexis Document Services Inc.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 78,578,730 shares, 60,000,000 shares of which shall be Class A Common Stock (the “Class A Common Stock”), and 5,873,500 shares of which shall be Class B Common Stock (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) and 12,705,230 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share. The Class A Common Stock shall have a par value of $0.0001 per share. The Class B Common Stock shall have a par value of $0.0001 per share.

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B. The number of authorized shares of the Class A Common Stock and/or Class B Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock and/or Class B Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if-converted basis).

C. 937,500 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), 1,600,000 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”), and 10,167,730 of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock” (the “Series E Preferred”, and collectively with the Series B Preferred and the Series D Preferred, the “Series Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock and Series Preferred are as follows:

1.	DIVIDEND RIGHTS.

(a) Series E Preferred. The holder of each share of the Series E Preferred shall be entitled to receive, prior to and in preference to any dividend on any shares of Series D Preferred and Series B Preferred (together, the “Junior Preferred”) or shares of Common Stock, with respect to each share of Series E Preferred so held, cash dividends at the rate of four percent (4%) of the Series E Original Issue Price (as defined below) per annum on each outstanding share of Series E Preferred, payable out of funds legally available therefor. Such dividends shall be payable only (i) in the event of a Liquidation Event (as defined Section 3), (ii) upon the conversion or redemption of the Series E Preferred as set forth in Section 5 or 6, respectively, or (iii) when, as, and if declared by the Board of Directors of the Corporation (the “Board”). Dividends on each share of Series E Preferred shall be cumulative and shall accrue from and after the date of issue whether or not declared and whether or not there are any funds of the Corporation legally available for the payment of dividends. The Corporation shall not declare, pay or set apart for payment any other dividend or make any other distribution on the Common Stock or the Junior Preferred (other than dividends payable in Common Stock on shares of Common Stock) unless, at the time of such dividend or distribution, the Corporation shall pay to the holders of Series E Preferred all accrued and unpaid cumulative dividends. For purposes of this Amended and Restated Certificate of Incorporation (this “Restated Certificate”), the “Series E Original Issue Price” shall mean $4.917518 per share of Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(b) Series D Preferred. The holder of each share of the Series D Preferred shall be entitled to receive, prior to and in preference to any dividend on any shares of Series B Preferred or Common Stock, with respect to each share of Series D Preferred so held, cash dividends at the rate of four percent (4%) of the Series D Original Issue Price (as defined below) per annum on each outstanding share of Series D Preferred, payable out of funds legally available therefor. Such dividends shall be payable only (i) in the event of a Liquidation Event (as defined Section 3), (ii) upon the conversion or redemption of the Series D Preferred as set

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forth in Section 5 or 6, respectively, or (iii) when, as, and if declared by the Board. Dividends on each share of Series D Preferred shall be cumulative and shall accrue from and after the date of issue whether or not declared and whether or not there are any funds of the Corporation legally available for the payment of dividends. The Corporation shall not declare, pay or set apart for payment any other dividend or make any other distribution on the Common Stock or the Series B Preferred (other than dividends payable in Common Stock on shares of Common Stock) unless, at the time of such dividend or distribution, the Corporation shall pay to the holders of Series D Preferred all accrued and unpaid cumulative dividends. For purposes of this Restated Certificate, the “Series D Original Issue Price” shall mean $3.125 per share of Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c) Series B Preferred. The holder of each share of the Series B Preferred shall be entitled to receive, prior to and in preference to any dividend on any shares of Common Stock, with respect to each share of Series B Preferred so held, cash dividends at the rate of four percent (4%) of the Series B Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred, payable out of funds legally available therefor. Such dividends shall be payable only (i) in the event of a Liquidation Event (as defined Section 3), (ii) upon the conversion of the Series B Preferred as set forth in Section 5, or (iii) when, as, and if declared by the Board. Dividends on each share of Series B Preferred shall be cumulative and shall accrue from and after the date of issue whether or not declared and whether or not there are any funds of the Corporation legally available for the payment of dividends. The Corporation shall not declare, pay or set apart for payment any other dividend or make any other distribution on the Common Stock (other than dividends payable in Common Stock on shares of Common Stock) unless, at the time of such dividend or distribution, the Corporation shall pay to the holders of Series B Preferred all accrued and unpaid cumulative dividends. For purposes of this Restated Certificate, the “Series B Original Issue Price” shall mean $0.80 per share of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The Series B Original Issue Price, the Series D Original Issue Price, and the Series E Original Issue Price shall collectively be referred to herein as the “Original Issue Price,” as applicable.

(d) So long as any shares of Series Preferred are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Sections 1(a), (b) and (c) above on the Series Preferred shall have been paid or declared an set apart, except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of an employee’s or consultant’s services to the Corporation.

(e) In the event dividends are paid on any share of Common Stock after the payment of all preferential dividends described in Sections 1(a), (b) and (c) above, the Corporation shall pay an additional dividend on all outstanding shares of Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

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(f) The provisions of Sections 1(d) and l(e) shall not apply to a dividend payable in Common Stock, or any repurchase of any outstanding securities of the Corporation that is approved by (i) the Board, (ii) the holders of at least a majority of the then outstanding shares of Series E Preferred, voting or consenting together as a separate class, and (iii) the holders of at least 67% of the then outstanding shares of Series B Preferred voting or consenting together as a separate class.

2.	VOTING RIGHTS.

(a) General Rights. The holders of Class A Common Stock shall be entitled to vote their shares on all matters. Except as otherwise provided herein or as required by law, the holders of Class B Common Stock will have no voting rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Class A Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Class A Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Class A Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Class A Common Stock.

(b) Separate Vote of Series E Preferred. For so long as at least a majority of the shares of Series E Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series E Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation);

(ii) Any increase or decrease in the authorized number of shares Series E Preferred;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity;

(iv) securities of the Corporation ranking on a parity with or senior to the Series E Preferred in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such new class or series;

(v) Any redemption or repurchase with respect to Common Stock or Preferred Stock (other than repurchases of shares in connection with the termination of

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an employee or consultant pursuant to a stock restriction or similar agreement and redemptions required by Section 6 hereof);

(vi) Any agreement by the Corporation or its stockholders regarding an Unqualified Liquidation Event (as defined in Section 4 hereof) unless the Shortfall (as defined in Section 4 hereof) is paid as provided in Section 4(d);

(vii) Any voluntary dissolution or liquidation of the Corporation or any recapitalization or reclassification of the outstanding stock of the Corporation;

(viii) Any increase or decrease in the authorized number of members of the Corporation’s Board; and

(ix) Any initial public offering of the Corporation’s shares that is not anticipated to be a Qualified IPO (as defined in Section 5).

(c) Separate Vote of Series B Preferred. For so long as at least 67% of the shares of Series B Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 67% of the outstanding Series B Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation);

(ii) Any increase or decrease in the authorized number of shares Series B Preferred;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on a parity with or senior to the Series E Preferred in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such new class or series;

(iv) Any redemption or repurchase with respect to Common Stock or Preferred Stock (other than repurchases of shares in connection with the termination of an employee or consultant pursuant to a stock restriction or similar agreement and redemptions required by Section 6 hereof);

(v) Any agreement by the Corporation or its stockholders regarding an Unqualified Liquidation Event (as defined in Section 4 hereof) unless the Shortfall (as defined in Section 4 hereof) is paid as provided in Section 4(d);

(vi) Any voluntary dissolution or liquidation of the Corporation or any recapitalization or reclassification of the outstanding stock of the Corporation;

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(vii) Any increase or decrease in the authorized number of members of the Corporation’s Board;

(viii) Any initial public offering of the Corporation’s shares that is not anticipated to be a Qualified IPO (as defined in Section 5); and

(ix) Until the first anniversary of the Series E Original Issue Date, any option grants under the Company’s equity incentive plan after the Company has granted options to purchase in excess of 750,000 shares of Common Stock (subject to adjustment for any stock split, reverse stock split or other similar event after the filing date hereof) on or after the Series E Original Issue Date; provided however, that the foregoing Series B Preferred consent shall not be required if the holders of the Series E Preferred approve such grant or otherwise waive their right to receive an adjustment to the Series E Preferred Conversion Price under Section 5(i).

3.	LIQUIDATION RIGHTS.

Upon any liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), whether voluntary or involuntary, any amounts or assets of the Corporation (or the consideration received in such transaction) legally available for distribution to holders of the Corporation’s capital stock of all classes shall be paid as follows:

(a) First, the holders of the shares of Series E Preferred shall be entitled, before any distribution or payment is made upon any Common Stock or Junior Preferred, to be paid an amount per share of Series E Preferred equal to 50% of the Series E Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), plus all accrued and unpaid dividends on the Series E Preferred for each share of Series E Preferred held by them (the “Series E Liquidation Preference”). If, upon any such Liquidation Event, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series E Preferred of the Series E Liquidation Preference, then such assets (or consideration) shall be distributed among the holders of Series E Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled if the entire Series E Liquidation Preference were paid in full.

(b) Second, after payment in full of the Series E Liquidation Preference to the holders of Series E Preferred pursuant to Section 3(a), the holders of the shares of Series D Preferred shall be entitled, before any distribution or payment is made upon any Common Stock or Series B Preferred, to be paid an amount per share of Series D Preferred equal to 100% of the Series D Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), plus all accrued and unpaid dividends on the Series D Preferred for each share of Series D Preferred held by them (the “Series D 1x Preference Amount”), provided, however, that in the event that the aggregate proceeds payable to the Corporation pursuant to such Liquidation Event (including an Acquisition or Asset Transfer) is equal to a per share price less than the Series E Original Issue Price, then in lieu of receiving the Series D 1x Preference Amount, the holders of the shares of

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Series D Preferred shall be entitled, before any distribution or payment is made upon any Common Stock or Series B Preferred, to be paid an amount per share of Series D Preferred equal to 50% of the Series D Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), plus all accrued and unpaid dividends on the Series D Preferred for each share of Series D Preferred held by them (the “Series D 0.5x Preference Amount”). The Series D 1x Preference Amount or the Series D 0.5x Preference Amount actually payable depending on the per share price in the Liquidation Event shall be referred to herein as the “Series D Liquidation Preference”. If, upon any such Liquidation Event, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series D Preferred of the Series D Liquidation Preference, then such assets (or consideration) shall be distributed among the holders of Series D Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled if the entire Series D Liquidation Preference were paid in full.

(c) Third, after the payment in full of: (x) the Series E Liquidation Preference to the holders of Series E Preferred pursuant to Section 3(a), and (y) the Series D Liquidation Preference to the holders of Series D Preferred pursuant to Section 3(b), the holders of the shares of Series B Preferred shall be entitled, before any distribution or payment is made upon any shares of Common Stock, to be paid an amount per share of Series B Preferred equal to 200% of the Series B Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), plus all accrued and unpaid dividends on the Series B Preferred for each share of Series B Preferred held by them (the “Series B Liquidation Preference” and collectively with the Series D Liquidation Preference, and the Series E Liquidation Preference, the “Liquidation Preference”). If, upon any such Liquidation Event, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series B Preferred of the Series B Liquidation Preference, then such assets (or consideration) shall be distributed among the holders of Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled if the entire Series B Liquidation Preference were paid in full.

(d) Fourth, after the payment of the full Liquidation Preference, the holders of Series Preferred and the holders of Common Stock will be entitled to receive pro rata, on a pari passu basis, with the Series Preferred being deemed to have been converted to Common Stock pursuant to Section 5 immediately prior to such Liquidation Event, the remaining amounts or assets paid to the holders of capital stock of the Corporation.

4.	ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) In the event that the Corporation is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series Preferred shall be entitled to receive, for each share of Series Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 3(a), 3(b), 3(c) and 3(d) above.

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(b) For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of !he assets of the Corporation.

(c) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(d) An “Unqualified Liquidation Event” shall be defined as a Liquidation Event (including an Acquisition or Asset Transfer) in which the aggregate proceeds payable thereunder to holders of Series E Preferred in accordance with the liquidation preferences of Section 3 above, equals a per share price (i) less than 1.75 times the Series E Original Issue Price if the closing of such Liquidation Event occurs within 18 months of the date the first share of Series E Preferred is issued (the “Series E Original Issue Date”), or (ii) equal to or less than 2.00 times the Series E Original Issue Price if the closing of such Liquidation Event occurs 18 months or longer after the Series E Original Issue Date. Notwithstanding the foregoing, if the proceeds from a Liquidation Event are less than the required thresholds of 1.75 times or 2 times the Series E Original Issue Price (as applicable given the terms above) (a “Shortfall”) and the Liquidation Event is thereby deemed an Unqualified Liquidation Event, the Corporation shall be entitled to pay, immediately prior to the closing of such Liquidation Event, to the holders of Series E Preferred Stock the amount needed to make up for such Shortfall so that such Liquidation Event will no longer be deemed an Unqualified Liquidation Event. Any such amount shall be paid by the Corporation in cash or stock at the election of the holders of at least a majority of the Series E Preferred.

5.	CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Class A Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class A Common Stock. The

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number of shares of Class A Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)) by the number of shares of the applicable series of Series Preferred being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the applicable series of Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of the applicable series of Series Preferred by the applicable “Series Preferred Conversion Price,” calculated as provided in Section 5(c).

(c) Series Preferred Conversion Price. The conversion price for the applicable series of Series Preferred shall initially be the applicable Original Issue Price of the applicable series of Series Preferred (the “Series Preferred Conversion Price”). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series Preferred Conversion Price herein shall mean the applicable Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Class A Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall slate the number of shares of Series Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Class A Common Stock (at the Class A Common Stock’s fair market value determined by the Board as of the date of such conversion), any accrued but unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Class A Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Class A Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the Series E Original Issue Date the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series Preferred, the applicable Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Series E Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series Preferred, the applicable Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

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(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Series E Original Issue Date the Corporation pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, the applicable Series Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The applicable Series Preferred Conversion Price shall be adjusted by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Series E Original Issue Date the Class A Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Class A Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all

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subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time on or after the Series E Original Issue Date the Corporation issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Series E Preferred Conversion Price and/or Series B Preferred Conversion Price (each a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series E Preferred Conversion Price, with respect to a Qualifying Dilutive Issuance applicable to the Series E Preferred, and/or the then existing Series B Preferred Conversion Price, with respect to a Qualifying Dilutive Issuance applicable to the Series B Preferred shall be reduced, as applicable, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing applicable Series Preferred Conversion Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Class A Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to the Series Preferred Conversion Price in an amount less than one cent per share. Any adjustment required by this Section 5(h) shall be rounded to the nearest one cent $0.01 per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding two sentences

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shall be included in any subsequent adjustment to the applicable Series Preferred Conversion Price.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Corporation for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(h), if the Corporation issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Series Preferred Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to

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which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the applicable Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v) For the purpose of making any adjustment to the Conversion Price of the Series E Preferred and/or Series B Preferred, as applicable and as required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Corporation), other than:

(A) shares of Class A Common Stock issued upon conversion of the Series Preferred;

(B) shares of Common Stock or Convertible Securities, (including the Contingent Option Grants (as defined in Section 5(i) below) issued after the Series E Original Issue Date to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(C) shares of Common Stock issued pursuant to the exercise of Convertible Securities (including the Contingent Option Grants (as defined in Section 5(i) below) outstanding as of the Series E Original Issue Date;

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(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board;

(F) shares of Common Stock or Convertible Securities issued in connection with a Qualified IPO (as defined below).

(G) shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Corporation; provided that the issuance of shares therein has been approved by the Corporation’s Board;

(H) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Corporation and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Corporation’s Board; and

(I) any issuance of shares of Common Stock or Convertible Securities that is exempted by a written waiver from the holders of at least a majority of the Series E Preferred.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Corporation for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the applicable Series Preferred Conversion Price shall be reduced to the applicable Series Preferred Conversion Price that would

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have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Adjustments for Certain Equity Issuances. (i) If at any time (or from time to time) on or before the first anniversary of the Series E Original Issue Date, the Corporation grants or issues options to purchase in excess of 250,000 shares of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) under the Company’s equity incentive plan without the prior written approval by the holders of at least a majority of the Series E Preferred (a “Plan Increase”) and/or (ii) if the Company’s Board of Directors and the holders of at least a majority of the outstanding Series E Preferred (the “Requisite Parties”) mutually determine that the Original Fully Diluted Number was inaccurate as of the time of the filing of this Certificate of Incorporation (a “Fully Diluted Number Adjustment”), then, the Series E Conversion Price then in effect shall be automatically adjusted to a new conversion price obtained according to the following formula:

New Series E Preferred Conversion Price = $190,000,000 / (A+B+C-D)

Where A= [38,637,375] [which equals the total number of shares of the Corporation’s Common Stock outstanding immediately prior to the Series E Original Issue Date on a fully diluted basis (which number shall include all shares of Common Stock issuable upon conversion of any outstanding Preferred Stock and all outstanding options to purchase shares of Common Stock under the Corporation’s equity incentive plan as of the Series E Original Issue Date) (the “Original Fully Diluted Number”) (as adjusted pursuant to the last paragraph of this Section 5(i) below)].

Where B= The number of options to purchase shares in excess of 250,000 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) granted or issued by the Corporation under its equity incentive plan on or before the first anniversary of the Series E Original Issue Date.

Where C= The total number of shares of the Corporation’s Common Stock actually determined by the Requisite Parties to be outstanding immediately prior to the Series E Original Issue Date on a fully diluted basis in excess of 38,637,375 (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof and which number shall include all shares of Common Stock issuable upon conversion of any outstanding Preferred Stock and all outstanding options to purchase shares of Common Stock under the Corporation’s equity incentive plan as of the Series E Original Issue Date).

Where D= The number obtained which shall not be less than zero by subtracting the total number of shares of the Corporation’s Common Stock actually determined by the Requisite Parties to be outstanding immediately prior to the Series E Original Issue Date on a fully diluted basis from 38,637,375 (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof and which number shall include all shares of Common Stock issuable upon conversion of any outstanding Preferred Stock and all outstanding options to purchase shares of Common Stock under the Corporation’s equity incentive plan as of the Series E Original Issue Date).

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The holders of at least a majority of the Series E Preferred shall be entitled to waive in writing any adjustment required pursuant to the terms of this Section 5(i).

Any adjustment occurring as a result of a Plan Increase shall be effective as of the date that the Board approves the Plan Increase. Any adjustment occurring as a result of a Plan Increase or Fully Diluted Number Adjustment shall take into account any prior adjustments, without duplication, to the Original Fully Diluted Number pursuant to the terms of this Section 5(i). Notwithstanding anything to the contrary in the foregoing, no adjustment shall be made to the Series E Preferred Conversion Price pursuant to this Section 5(i) for any options granted to Steven Zuccarini and John Walter upon the satisfaction of certain contingencies set forth in their respective employment and/or stock option grant agreements in an amount not to exceed 900,000 shares of Common Stock (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof) in the aggregate (the “Contingent Option Grants”).

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 5, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred so requesting at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(k) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series E Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of

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such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(I) Automatic Conversion.

(i) Each share of Series E Preferred shall automatically be converted into shares of Class A Common Stock, based on the then-effective Series E Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series E Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the per share price is (X) at least 1.75 times the Series E Original Issue Price (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), to the extent the closing of such underwritten public offering occurs within 18 months of the Series E Original Issue Date or (Y) at least 2 times the Series E Original Issue Price (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), to the extent the closing of such underwritten public offering occurs on or after the date that is 18 months from the Series E Original Issue Date, and (ii) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $25,000,000 (a “Qualified IPO”). Upon such automatic conversion, any accrued but unpaid dividends with respect to the Series E Preferred shall be paid in accordance with the provisions of Section 5(d).

(ii) Each share of Series D Preferred shall automatically be converted into shares of Class A Common Stock, based on the then-effective applicable Series D Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series D Preferred, voting together as a separate class, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation. Upon such automatic conversion, any accrued but unpaid dividends with respect to the Series D Preferred shall be paid in accordance with the provisions of Section 5(d). In connection with an automatic conversion triggered pursuant to this Section 5(l)(ii)(B), the holders of shares of Series D Preferred shall be entitled to be paid, in cash, the Series D 1x Preference Amount.

(iii) Each share of Series B Preferred shall automatically be converted into shares of Class A Common Stock, based on the then-effective Series B Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least 67% of the outstanding shares of the Series B Preferred, voting together as a separate class, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation. Upon such automatic conversion, any

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accrued but unpaid dividends with respect to the Series B Preferred shall be paid in accordance with the provisions of Section 5(d).

(iv) Upon the occurrence of the events specified in Section 5(l)(i), (ii) or (iii) above, as applicable, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the applicable series of Series Preferred, the holders of such applicable series of Series Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(m) Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of Series Preferred. All shares of Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(n) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party

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to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(p) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class A Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Class A Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

6.	REDEMPTION.

(a) Series E Preferred. The holders of at least a majority of the then outstanding shares of Series E Preferred, voting together as a separate class, may require the Corporation by written notice, to the extent it may lawfully do so, to redeem all of the then outstanding Series E Preferred in two (2) equal installments beginning not prior to the sixth anniversary of the Series E Original Issue Date; provided that the Corporation shall pay the first installment of the Series E Redemption Price (as defined below) not more than one hundred and twenty (120) days after having received written notice requesting such redemption and shall pay the second installment of the Redemption Price not more than two hundred and forty (240) days after having received written notice requesting such redemption. Each date upon which a redemption occurs pursuant to the terms of this Section 6 shall be referred to herein as a “Redemption Date.” The Corporation shall effect such redemptions on each Redemption Date by paying in cash in exchange for the shares of Series E Preferred to be redeemed on such Redemption Date a sum equal to the greater of (X) the Series E Original Issue Price per share of Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus accrued and unpaid dividends with respect to such shares or (Y) the fair market value per share of the Series E Preferred as mutually agreed upon by the Board and the holders of at least a majority of the Series E Preferred. The total amount to be paid for the Series E Preferred is hereinafter referred to as the “Series E Redemption Price.” The number of shares of Series E Preferred that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series E Preferred outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 6(a) shall be redeemed from each holder of Series E Preferred on a pro rata basis, based on the number of shares of Series E Preferred then held.

(b) Series D Preferred. If the Series E Preferred has been redeemed in full pursuant to Section 6(a) or, if approved by the affirmative vote of the holders of at least a majority of the then outstanding shares of Series E Preferred, then, on or after the sixth anniversary of the Series E Original Issue Date, the holders of at least a majority of the then

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outstanding shares of Series D Preferred, voting together as a separate class, may, by written notice to the Corporation, require the Corporation, to the extent it may lawfully do so, to redeem all of the Series D Preferred in two (2) equal installments beginning not prior to the sixth anniversary of the Series E Original Issue Date; provided that the Corporation shall pay the first installment of the Series D Redemption Price (as defined below) not more than one hundred and twenty (120) days after having received written notice requesting such redemption and shall pay the second installment of the Redemption Price not more than two hundred and forty (240) days after having received written notice requesting such redemption. The Corporation shall effect such redemptions on each Redemption Date by paying m cash in exchange for the shares of Series D Preferred to be redeemed on such Redemption Date a sum equal to the Series D Original Issue Price per share of Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing dale hereof) plus accrued and unpaid dividends with respect to such shares. The total amount to be paid for the Series D Preferred is hereinafter referred to as the “Series D Redemption Price.” The Series D Redemption Price and the Series E Redemption Price, as applicable, shall each be referred to as a “Redemption Price” The number of shares of Series D Preferred that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series D Preferred outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 6(b) shall be redeemed from each holder of Series D Preferred on a pro rata basis, based on the number of shares of Series D Preferred then held. The Corporation shall issue to the holders of Series D Preferred, as and when and to the extent that each share of Series D Preferred is redeemed hereunder, one (1) share of Class A Common Stock for each share of Series D Preferred so redeemed.

(c) Priority; Payment of Redemption Price. To the extent that the Corporation is required to redeem shares of Series E Preferred and Series D Preferred pursuant to the terms of this Section 6, the Corporation shall be required: (x) to redeem all of the shares of Series E Preferred and pay the full Series E Redemption Price prior to redeeming any shares of Series D Preferred or any other securities of the Corporation (except to the extent otherwise approved by the holders of at least majority of the outstanding shares of Series E Preferred), and (y) to redeem all of the shares of Series D Preferred and pay the full Series D Redemption Price prior to redeeming any other securities of the Corporation that are junior to the Series D Preferred (except to the extent otherwise approved by the holders of at least a majority of the outstanding shares of Series D Preferred).

(d) Notice. At least thirty (30) days but no more than sixty (60) days prior to the first applicable Redemption Date, the Corporation shall send a notice (a “Redemption Notice”) to all holders of Series E Preferred and/or Series D Preferred, as applicable, to be redeemed setting forth (A) the applicable Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the applicable Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the applicable Redemption Date, then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the

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aggregate applicable Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

(e) Deposit of Redemption Price. On or prior to the applicable Redemption Date, the Corporation shall deposit the applicable Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the applicable Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this Section 6(e) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 5 hereof no later than the fifth (5th) day preceding the applicable Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 6(e) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Corporation promptly upon its written request.

(f) Surrender of Certificates. On or after each such Redemption Date, each holder of shares of the applicable series of Series Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price or the Corporation is unable to pay such Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of the applicable series of Series Preferred (except the right to receive the applicable Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series Preferred are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(g) Conversion Rights. In the event of delivery of a notice for redemption by any holder of shares of Series E Preferred or Series D Preferred, the Conversion Rights (as defined in Section 5) for such applicable series of Series Preferred shall terminate as to the shares designated for redemption at the close of business on the last business day preceding the applicable Redemption Date, unless default is made in payment of the applicable Redemption Price.

7.	No REISSUANCE OF SERIES PREFERRED.

No shares or shares of Series Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

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V.

A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.

B. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

C. In the event that a member of the Board who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”) acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of the Fund (and other than directly in connection with such individual’s service as a member of the Board of the Corporation) and that may be an opportunity of interest for both the Corporation and such Fund (a “Corporate Opportunity”), then the Corporation (i) renounces any expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Corporation and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such director or Fund to the Corporation or any of its affiliates; provided, however, that such director acts in good faith.

VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B. Except for any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.

C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

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FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, INNERWORKINGS, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 3rd day of January 2006.

INNERWORKINGS, INC.

Signature:	/s/ Steven E. Zuccarini
Print Name: Steven E. Zuccarini
Title: President

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